Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pyxis Oncology, Inc. 2019 Stock Plan, Pyxis Oncology, Inc. 2021 Equity and Incentive Plan, and Pyxis Oncology, Inc. 2021 Employee Stock Purchase Plan of our report dated June 21, 2021 (except for Note 15(f) as to which the date is October 4, 2021), with respect to the consolidated financial statements of Pyxis Oncology, Inc. included in its Registration Statement (Form S-1 No. 333-259627) and related Prospectus of Pyxis Oncology, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 22, 2021